FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This First Amendment to the Registration Rights Agreement (this “First Amendment”) is made and entered into as of this ____ day of ______________, 2011, by and between CleanTech Innovations, Inc., a Nevada company with a place of business at C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China (“Company”), and the undersigned investor (the “Investor”).

RECITALS

WHEREAS, Company and Investor are parties to that certain Registration Rights Agreement, dated December 13, 2010 (“Registration Rights Agreement”).

WHEREAS, Company and Investor desire to revise the Registration Rights Agreement to provide that no additional common stock of the Company, par value $.00001 per share (the “Common Stock”), may be issued in the event of a default by the Company pursuant to Section 2(b) of the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor agree to the foregoing and as follows:

1.           Definitions.  Capitalized terms used herein shall have the meanings ascribed to them in the Registration Rights Agreement.

2.           Modification of Section 2(b).  Section 2(b) of the Registration Rights Agreement shall be deleted and replaced in its entirety to read as follows:

“If:  (i) a Registration Statement is not filed on or prior to the Filing Date, or (ii) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within 5 trading days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be “reviewed,” or is not subject to further review, or (iii) a Registration Statement filed or required to be filed hereunder is not declared effective by the Commission on or before the Effectiveness Date as a result of the failure of the Company to meet its obligations with respect to such filing as provided for herein, or (iv) after a Registration Statement is first declared effective by the Commission, it ceases for any reason to remain continuously effective as to the Registrable Securities held by the Investor, or the Investor is not permitted to utilize the Prospectus therein to resell such Registrable Securities, for in any such case 20 consecutive trading days but no more than an aggregate of 30 trading days during any 12-month period (which need not be consecutive trading days) during which the Investor is not permitted to sell such Registrable Securities under Regulation S (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (iii) the date on which such Event occurs, or for purposes of clause (ii) the date on which such 5 trading day period is exceeded, or for purposes of clause (iv) the date on which such 20- or 30-day period, as applicable, is exceeded being referred to as “Event Date”), then: (A) on the first Event Date to occur the Company shall pay to such Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Investor pursuant to the Subscription First Amendment for any Registrable Securities then held by such Investor for which such Investor has not received liquidated damages pursuant to Section 2(c) below; and (B) on each anniversary of such Event Date (if the applicable Event, or any subsequent Event, shall not have been cured by such date) until all Event(s) are cured, the Company shall pay to such Investor an amount, as determined by the Company, in cash as liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Investor pursuant to the Subscription First Amendment for any Registrable Securities then held by such Investor for which such Investor has not received liquidated damages pursuant to Section 2(c) below.  If the Company fails to pay any liquidated damages pursuant to this Section 2(b) in full within seven days after the date payable, the Company will pay interest thereon at a rate of 10% per annum (or such lesser maximum amount that is permitted to be (in cash) paid by applicable law) to the Investor, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.  The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a year prior to the cure of an Event.”

3.           Authority.  Each party represents and warrants to the other party that this First Amendment is being executed by the authorized representatives of each respective party.

4.           Effect of Amendments.  Except as expressly amended herein, the terms and conditions of the Registration Rights Agreement shall remain unchanged and in full force and effect.

5.           Miscellaneous.

a.           All covenants and agreements contained in this First Amendment by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Registrable Securities), whether so expressed or not.

b.           All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested postage prepaid, or sent by telecopier, addressed (i) if to the Company, at CleanTech Innovations, Inc., c/o The Newman Law Firm, PLLC, 44 Wall Street, 20th Floor, New York, New York 10005 USA, Attn: Robert Newman, Esquire; phone (212) 248-1001; facsimile (212) 202-6055; and (ii) if to any holder of Registrable Securities, to it at such address as may have been furnished to the Company or its counsel in writing by such holder; or, in any case, at such other address or addresses as shall have been furnished, in writing to the Company or its counsel (in the case of a holder of Registrable Securities) or to the holders of Registrable Securities (in the case of the Company) in accordance with the provisions of this paragraph.

c.           This First Amendment shall be governed by and construed under the laws of the State of New York, without giving effect to principles of conflicts of laws.  The Company and Investor (i) agree that any legal suit, action or proceeding arising out of or relating to this First Amendment shall be instituted exclusively in any state court located in New York, New York or in the United States District Court for the Southern District of New York, (ii) waive any objection which the Company or Investor may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of any state court located in New York, New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  The Company and Investor further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in any state court located in New York, New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company or Investor mailed by certified mail, return receipt requested, postage prepaid, to, in the case of the Company, the Company’s address, and in the case of the Investor, to the Investor’s address as set forth on the Company’s books and record, shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS FIRST AMENDMENT OR ANY DOCUMENT OR FIRST AMENDMENT CONTEMPLATED HEREBY.

d.           In the event of a breach by the Company or by the Investor of any of their obligations under this First Amendment, the Investor or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this First Amendment, including recovery of damages, will be entitled to specific performance of its rights under this First Amendment.  The Company and the Investor agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this First Amendment and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

e.           This First Amendment may not be amended or modified except by a written amendment by the Company and the Investor.

f.           Failure of any party to exercise any right or remedy under this First Amendment or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.  No waiver shall be effective unless and until it is in writing and signed by the party granting the waiver.

g.           This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This First Amendment, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this First Amendment bearing the signature of the party so delivering this First Amendment.

h.           If any provision of this First Amendment shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this First Amendment, and this First Amendment shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

i.           This First Amendment and the Registration Rights Agreement constitute the entire agreement among the Company and the Investor relative to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings and discussions with respect thereto.

j.           The headings of the sections of this First Amendment are for convenience and shall not by themselves determine the interpretation of this First Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Company and Investor have executed this First Amendment to the Registration Rights Agreement as of the date first above written.

CLEANTECH INNOVATIONS, INC.	INVESTOR ENTITY NAME

Name: Bei Lu Title: President & Chief Executive Officer
Name: Title: